Exhibit 23.4

April 22, 2022

Junee Limited

Studio 18 and 20, 11/F, International Plaza
20 Sheung Yuet Road

Kowloon Bay Hong Kong

RE:	Consent of the People’s Republic of China (the “PRC”) Counsel

Dear Sirs/Madams,

We consent to the references to our name in Junee Limited (the “Company”)’s registration statement on Form F- 1, including all amendments or supplements thereto (collectively, the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933 (as amended) in relation to the Company’s initial public offering of a certain number of ordinary shares of the Company. We issued a legal opinion regarding Article 177 of the PRC Securities Law, dated March 2, 2022 (the “Opinion”), which was originally filed with Nasdaq Capital Market (the “Nasdaq”) on April 1, 2022. We hereby consent to the filing with the SEC of the Opinion and this consent letter as exhibits to the Registration Statement.

In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Rule 436 and Section 7 of the U.S. Securities Act of 1933, as amended from time to time, or the regulations promulgated thereunder.

Yours faithfully,

/s/Jincheng. Tongda & Neal Law Firm
Jincheng. Tongda & Neal Law Firm

42F, Central Tower, No. 5 Xiancun Road, Zhujiang New Town, Guangzhou

PRIVILEGED & CONFIDENTIAL

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